Exhibit 10.37

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION.

CO-OPERATION AGREEMENT

This co-operation agreement (this “Agreement”) is entered into and is effective as of January 1, 2011, signed at Nanchang, Jiangxi Province, by and between the following parties

Party A:	Jiangxi Sports Lottery Administration Center

Address: 28 Fuzhoulu, Nanchang, Jiangxi

Representative: Cong Zhang

Party B:	Shenzhen E-Sun Sky Net Technology Co., Ltd.

Address: 6th Floor, Block 9, Phase 2, Shenzhen Software Park, Keji Zhongerlu, Nanshan District, Shenzhen

Legal representative: Man San Law

(The above Party A and Party B are collectively referred to as the “Parties”, and each is referred to as a “Party”)

RECITALS

WHEREAS, Party A is the Sports Lottery Administration Center, authorized by the competent authority according to law;

WHEREAS, Party B is a limited liability company established under the laws of China and validly existing, and legally owns and operates the www.500wan.com website.

NOW, THEREFORE, the Parties follow the principle of mutually beneficial cooperation and common development, through negotiations, reached agreement on the following terms related to cooperation, and will adhere to the terms.

1. Cooperation mode and contents

1.1 Party A designates Party B to provide online lottery service, develop the online lottery market, and construct the online lottery sales channels and networks (collectively, the “Online Lottery Services”), through its website, www.500wan.com (the “Website”), to facilitate online purchases of the sports lottery products issued and sold by Party A.

1.2 To the extent necessary for Party B to provide online lottery services, Party A authorizes Party B to select technical support providers (the “Technical Support Providers”) to provide Party B with necessary technical support as specified in Annex I of this Agreement (with specific terms relating to technical support to be negotiated between Party B and the Technical Support Providers separately). Party B will collect the related service charge of such technical support from Party A on behalf of the Technical Support Provider pursuant to Annex I of this agreement.

2. Representations and Warranties

2.1 The parties have the right and ability to sign and performance this Agreement, and have the right and ability to fulfill all the obligations stipulated in this Agreement.

2.2 Representatives of the Parties that sign the agreement have been fully and effectively authorized pursuant to appropriate and effective authorization documents, which documents are provided by the parties and are valid and irrevocable.

2.3 The Parties are authorized by their organizations, companies, government agencies, higher authorities, third-party (if required) to sign and perform this Agreement; this Agreement is legally binding and enforceable.

2.4 By entering into this Agreement and receiving or carrying out their rights and obligations under this Agreement, the Parties will not be in violation of: (a) any laws, regulations, court decisions, arbitration awards, executive orders; (b) any signed document, contract or agreement; (c) their respective articles of association.

2.5 The Parties will strictly abide by the provisions of this Agreement and will not take any action or omission that could affect the validity and the enforceability of the Agreement.

2.6 Any representations and warranties the Parties made under this Agreement will continue to be effective after the effective date.

3. Rights and Obligations: Party A

3.1 As the administration center of the sports lottery products of Jiangxi Province, Party A has the right to monitor, inspect and guide Party B in the Online Lottery Services and daily operations.

3.2 Party A is responsible for providing Party B with the necessary Internet technologies, hardware and data support for the Online Lottery Services.

3.3 Party A is responsible for opening a special bank account of the Online Lottery Services, to be used for the lottery purchase price collection and other related payments.

3.4 For any implementation of promotions or related policy adjustments for lottery purchase, Party A shall notify Party B 5 working days in advance, so that Party B can make preparation for the relevant services.

3.5 Party A is responsible for handling any approval, licensing and record keeping process as required by law pursuant to regulatory requirements in connection with this Agreement.

4. Rights and obligations: Party B

4.1 Party B has been designated by Party A to provide the Online Lottery Services, Party B retains its rights to the intellectual property in connection with the services provided, including but not limited to the ownership of domain name.

4.2 Party B is entitled to relevant fees to be paid by Party A in connection with the Online Lottery Services provided.

4.3 Party B is entitled to request Party A to provide necessary technical services, hardware and data support in connection with the Online Lottery Services.

4.4 Party B undertakes to accept Party A’s supervision, inspection and guidance, and Party B is responsible for the design, maintenance and upgrade of the Website and the online ticket sales system, to ensure the security, stability and reliability of the Website and online ticket sales system.

5. Fees and Payment

Cost and service fees of the Online Lottery Services shall be made as set forth in Annex II – Arrangements for Online Lottery Services Costs and Service Fees.

6. Term

This agreement has the initial term of 5 years, from January 1, 2011 to December 31, 2015. The Parties will negotiate an extension of this Agreement 6 months prior to the expiration date if there has been no material breach under the Agreement. Under equivalent conditions, Party B has the right of first refusal to continue to provide Online Lottery Services on the Website to Party A.

7. Liability of Breach

If either Party breaches any representation, warranty, obligation or any other provision under this Agreement, or if such Party makes any false statements under this Agreement, which results in any damage, liability or loss to the other Party (including but not limited to, the expected loss of profits), the defaulting Party or the Party which made the misrepresentation should indemnify the other Party the damage, liability or loss arising out of such breach or misrepresentation (including but not limited to, the loss of any interest and legal fees). Such indemnification shall be equal to all deserved benefits and actual loss that the other Party has been deprived of as a result of the breach, or for any misleading misrepresentation.

8. Force Majeure

“Force Majeure” means all events that may occur after the signing of this Agreement that cannot be foreseen, and the occurrence and consequences of which cannot be avoided or overcome that would prevent any Party to perform this agreement in full or in part. Such incidents should include but not limited to changes in the laws of China, changes of policy, notice, decision or other official documents of Chinese government, political turmoil, financial crisis and events that cannot foreseen, avoid or overcome and the other events that under general international business practices are considered force majeure. During the term of this Agreement, if a party cannot perform its obligations because of force majeure conditions, the Party shall promptly notify the other Parties. If an event of force Majeure affects the performance of this Agreement, in accordance with the degree of the affect of such event of force majeure, the Parties shall mutually reach agreement on whether to terminate this Agreement or to exempt part of the obligation to fulfill this Agreement, or extend the execution of this Agreement.

9. Confidentiality

The Parties, and their respective agents, employees and representatives (the “Representative”), shall maintain the confidentiality of any confidential information, and, without the express written consent of the disclosing party, such confidential information shall not be disclosed. In this Agreement, “Confidential Information” means the disclosure that one Party or its representative provides under this Agreement with respect to, without limitation, its business, future plans, financial condition, future expectations and customers. Confidential information specifically includes the existence, the content and the proposed transactions set forth in this Agreement and other formal agreements, as well as the content of negotiations. Confidential Information does not include (a) information that the recipient possesses at the time the disclosing party make its disclosure; (b) information in a party’s possession not due to any misconduct on the part of that party; (c) information that the recipient obtained properly from a third party; (d) information that the recipient independently developed. However, any Party may disclose the transactions described in this Agreement to its legal or financial advisers.

10. Miscellaneous

10.1. The execution, interpretation and implementation of this agreement shall be in accordance with the laws and regulations of the PRC. Any dispute occurring as a result of this Agreement should be resolved through negotiation between the Parties. If a dispute, controversy or claim cannot be resolved by negotiation within thirty (30) days after a written notice to negotiate a settlement was sent by one Party to the other Party, the relevant dispute, controversy or claim, breach or invalid issues shall be resolved through arbitration with the China International Economic and Trade Arbitration Commission Huanan Branch for arbitration under the Arbitration Rules in Shenzhen. The arbitral award shall be final and binding on the Parties.

10.2 If any provision of this Agreement is determined to be illegal, invalid, or does not have the enforceability, the Parties agreed that the provision shall be implemented to the maximum extent allowable in order to achieve the intent of the Parties, and the validity, legality and enforceability of all other provisions of this Agreement shall not be affected. If it is necessary for the intention effect of the Parties, the Parties may negotiate and modify this agreement in good faith. The content of any such renegotiated agreement shall be as close to the above intention as possible replacing any problematic content with content that is legally valid.

10.3 With respect to any issues not covered in this agreement, the Parties can only amend or supplement this agreement in writing. The relevant Annex and the amendment of this agreement signed by both parties is a part of this agreement and have the same force effect as this agreement.

10.4 The agreement shall be effective when signed and sealed by the authorized representatives of both parties.

10.5 This contract is made in two copies that should be held by each party.

(The remainder of the page is left blank intentionally)

In witness thereof, the Parties hereto have signed the Agreement in the day and year first above written.

Party A: Jiangxi Sports Lottery Administration Center (sealed)

Authorized representative:

Name: Cong Zhang

Position: Representative

Date: December 31, 2010

Party B: Shenzhen E-Sun Sky Net Technology Co., Ltd. (sealed)

Authorized representative:

Name: Man San Law

Position: Chief Executive Officer

Date: December 31, 2010

Annex I Arrangements for Technical Support

1. List of technical support parties approved by Party A

1.1 Technical Support Party 1: Shenzhen Youlanguang Technology Co., Ltd. (hereinafter referred to as “Youlanguang”)

Address: Block A Jiahe Huangqiang Building, Shennan Road, Futian District, Shenzhen 2108-2110-21

Legal Representative: Zheng, Lei

1.2 Technical Support Party 2: Shenzhen Guangtiandi Technology Co., Ltd. (hereinafter referred to as “Guangtiandi”)

Address: Block A Jiahe Huangqiang Building, Shennan Road, Futian District, Shenzhen 2108-2110-32

Legal Representative: Zhang, Ronghua

1.3 Technical Support Party 3: E-Sun Sky Computer (Shenzhen) Co., Ltd. (hereinafter referred to as “Computer”)

Address: 602-B, Block 9, Shenzhen Software Park Second Period, 1 Keji Zhong’Er Road, Central High-tech Area, Nanshan District, Shenzhen

Legal Representative: Geng, Jin

2. Main Responsibilities of Technical Support Parties

2.1 Main responsibility of technical support party 1

The management of user information and cash flows of the website

2.2 Main responsibility of technical support party 2

The construction of ticket system and the management of interface system

2.3 Main responsibility of technical support party 3

To provide platform support and software development service to Party A or other parties authorized by Party A, as well as relative technical support service, including “E-Sun Computer online payment platform software V1.0” or other updated software based thereupon, and collects service charge.

For Better performance of this contract and the development and operation of online lottery purchasing service, Party B has the right to make proper adjustment of the main responsibilities of technical support parties as well as the form and content of such services base on the needs of such services, in accordance of the laws, regulations and the terms of this contract.

3. Arrangement of Fees and Payment

Party B will enter into separate agreements with the Technical Support Providers regarding the expenses and arrangement of payment. Party A shall pay the service charges and costs of technical support to Party B. Party B shall transfer the service charges and costs of technical support to the respective Technical Support Providers hereafter in accordance with the terms of the agreements between Party B and the Technical Support Providers.

4. This Annex I replace and supersede the Annex I previously signed on January 1, 2011 by the parties and shall be effective on April 1, 2011

Technical Support Provider 1: Shenzhen Youlanguang Technology Co., Ltd.

Technical Support Provider 2: Shenzhen Guangtiandi Technology Co., Ltd.

Technical Support Provider 3: E-Sun Sky Computer (Shenzhen) Co., Ltd.

Annex II Arrangements for Online Lottery Service Costs and Service Fees

1. Fees

Based on the costs and expenses incurred by Party B in relation to its Online Lottery Service to Party A, Party A agrees to pay the following fees to Party B and Technical Support Provider 3:

1.1 Platform technology service fee

Party B will charge Party A the platform technology services fee that equals to ***** for each lottery product. The platform technology service fee should be settled in accordance with the agreement of the Parties;

1.2 Software usage fee

Party A shall pay software usage fee to Technical Support Provider 3 that equals to ***** for each lottery product.

2. Payment and Settlement

The settlements of fees provided in the article 1 of this Annex are as follows:

2.1 Settlement of platform technology service fee

2.2 Settlement of software usage fee

3. This Annex II replaces and supersedes the Annex II previously signed on January 1, 2011 by the parties and shall be effective on April 1, 2011

Party A: Jiangxi Sports Lottery Administration Center

Party B: Shenzhen E-Sun Sky Net Technology Co., Ltd.

Technical Support Provider 3: Technical Support Provider 3: E-Sun Sky Computer (Shenzhen) Co., Ltd.

Date: April 1, 2011